Exhibit 99.1
News Release
Contact: Richard T. Marabito
Chief Financial Officer
Telephone: (216) 292-3800
Fax: (216) 292-3974
Dirk A. Kempthorne Joins Olympic Steel Board of Directors
     Cleveland, Ohio -— (August 4, 2010) Olympic Steel, Inc. (Nasdaq: ZEUS) today announced that on August 2, 2010, its Board of Directors elected the Honorable Dirk A. Kempthorne, as a Director, effective immediately. Governor Kempthorne will also serve on the Nominating Committee of the Board.
     Governor Kempthorne, has served as the Mayor of Boise, Idaho (1985-1992), and a United States Senator from Idaho (1993-1999). He was also a two-term Governor of Idaho (1999-2006), and most recently served as the 49th Secretary of the U.S. Department of the Interior from 2006 to January 2009.
     “We are extremely pleased that Dirk has joined our Board of Directors. His commitment to public service and recognized national leadership will allow Dirk to provide unique contributions to Olympic Steel, as we execute on our strategic growth initiatives. We look forward to Dirk’s guidance, insights and wisdom as an advisor and Director for Olympic Steel,” stated Michael Siegal, Chairman and CEO of Olympic Steel.
     Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated, aluminum and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 16 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.